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                       October 26, 2022

       Richard D. Bertel
       Chief Executive Officer
       Integrated Rail and Resources Acquisition Corp.
       6100 Southwest Boulevard, Suite 320
       Fort Worth, Texas 76109

                                                        Re: Integrated Rail and
Resources Acquisition Corp.
                                                            Preliminary Proxy
Statement on Schedule14A
                                                            Filed October 17,
2022
                                                            File No. 001-41048

       Dear Richard D. Bertel:

              We have completed our review of your filing. We remind you that the company and its management are responsible for the accuracy and adequacy of their disclosures, notwithstanding any review, comments, action or absence of action by the staff.




                       Sincerely,


                       Division of Corporation Finance

                       Office of Real Estate & Construction
       cc:                                              Edward P. Bromley III